July 11, 1997


Sterling House Corporation
453 S. Webb Road, Suite 500
Wichita, Kansas 67207

Attention: Mr. Steven Vick, President

	Re: Agreement to Purchase and Lease Assisted Living Residences

Dear Steven:

	LTC Properties, Inc. ("LTC") is pleased to advise you that LTC agrees, either itself or through its designee, and subject to the parameters outlined in this letter and approval of LTC's Board of Directors, to enter into a group of sale/leaseback transactions with Sterling House Corporation ("Sterling") with respect to certain properties the precise identity of which shall be determined as set forth herein (each a "Property" and collectively, the "Properties"), and each of which Properties shall be improved with an assisted living facility. The total cumulative purchase price to be paid by LTC to Sterling for the Properties shall be Fifty Million Dollars ($50,000,000.00) (the "Total Purchase Price").

	As we have previously discussed, Sterling will sell and assign all of its right, title and interest in and to all real and personal property and fixtures comprising the Properties to LTC, and LTC or its designee will purchase the Properties from Sterling and will lease the Properties back to Sterling, all upon the following terms and conditions:

	1.	Purchase Price.  LTC shall pay Sterling the Total Purchase Price in connection with the purchase of all of the Properties. With respect to the purchase of each individual Property, LTC shall pay Sterling a purchase price equal to Sterling's total hard and soft construction costs (all soft costs to be specifically pre-approved in writing by LTC), but in no event exceeding $70,000.00 per assisted living unit constructed on the Property (the "Specific Property Purchase Price"). The Specific Property Purchase Price shall be paid in all cash at closing with respect to LTC's purchase of each Property.

	2.	Determination of Properties; Property Application Materials.  The
determination of which assisted living properties shall become Properties subject to this commitment letter shall be made by LTC in its sole discretion based upon materials supplied by Sterling. LTC shall commence its evaluation of each property submitted by Sterling for approval at such time as LTC has received all of the following (collectively, the "Property Application Materials") from Sterling: (i) a copy of the market and feasibility study for the applicable Property prepared by a consultant entirely acceptable to LTC;
(ii) Sterling's proposed Specific Property Purchase Price for the applicable Property, including a detailed breakdown of the hard and soft construction costs comprising the Specific Property Purchase Price; (iii) a copy of the geotechnical report with respect to the Property; (iv) a copy of a Phase I environmental site inspection report with respect to the Property dated not earlier than three (3) months prior to the date of submission to LTC and prepared by an environmental consultant entirely acceptable to LTC; (v) a budget for operation of the assisted living facility on the Property for the first twenty-four (24) full months of operation; (vi) a copy of Sterling's final, unconditional certificate of occupancy (or other similar license or permit) with respect to the assisted living facility located on the Property;
and (vii) a copy of Sterling's unconditional license to operate the assisted living facility located on the Property. Once all Property Application
Materials have been received by LTC, LTC shall determine within five (5) business days whether LTC will accept the applicable property as one of the Properties subject to this commitment letter.

	3.	Transaction Structure.  Once LTC has approved a property as one of the Properties subject to this commitment letter and all conditions precedent set forth herein to the closing with respect to the applicable Property have been satisfied, Sterling and LTC will at Sterling's election either (a) enter into a sale and leaseback transaction, or (b) enter into a transaction or series of transactions which shall be structured in a manner to allow Sterling to avoid having to expense, on its profit and loss statements, the operating losses incurred in connection with the assisted living facility on the Property during the first nine (9) months of operation. The precise details of the structure described in (b) above will be outlined for Sterling once LTC has received from Sterling: (i) this commitment letter signed on behalf of Sterling by a duly authorized officer thereof; (ii) Sterling's check for the first $100,000.00 of the Commitment Fee (defined below); and (iii) the Commitment Fee Note (defined below) representing the balance of the Commitment Fee. Nevertheless, the final step in the transaction structure shall be a lease of each Property (each a "Lease" and collectively the "Leases") between LTC, as lessor, and Sterling, as lessee, contingent only upon LTC becoming the fee simple owner of the Property and otherwise on the terms and conditions set forth below in this commitment letter.

	4.	Contingencies.

		(a)	LTC's obligation to purchase the Properties and to
consummate the transactions contemplated in this commitment letter shall be expressly contingent upon each of the following:

			(i)	the state of title to each of the Properties must be
acceptable to LTC in LTC's reasonable discretion, and LTC (at such time as LTC acquires title to the Property) shall have received an ALTA Owner's Policy of
Title Insurance - Extended Coverage - for each Property issued by Chicago
Title Insurance Company showing the fee interest in each Property vested in
LTC subject only to those exceptions specifically agreed to in writing by LTC, and containing those endorsements reasonably required by LTC.  In each case, the title commitment shall be ordered through Ms. Laine Cheng at Chicago Title
Insurance Company's National Office in Los Angeles, California.  Ms. Cheng can
be reached at (213) 488-4303;

			(ii)	LTC shall have received an ALTA/ACSM Land Title Survey
of each Property and the improvements located thereon prepared by a professional land surveyor entirely satisfactory to LTC and dated after substantial completion of the construction for the facility on each Property, which survey shall be certified to LTC, Chicago Title Insurance Company and to any other party which LTC may reasonably require with the following language:

			"This is to certify that this map or plat and the survey on
which it is based were made (i) in accordance with "Minimum Standard Detail
Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, and includes all items in Table A thereof;
and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of an Urban Survey."
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			In addition, the record legal description of each Property
must appear on the survey of that Property, and any record easements or servitudes and covenants affecting each Property must be plotted thereon;

			(iii)	LTC shall have received a Phase I environmental
assessment of each of the Properties addressed to LTC in form and content, and performed by an environmental consultant, entirely acceptable to LTC;

			(iv)	LTC shall have received a UCC lien search dated after
the date of substantial completion of the facility on each Property evidencing that no liens exist as to the personal property located on each Property other than those liens previously approved in writing by LTC;

			(v)	LTC shall be satisfied with the physical condition of
the assisted living facilities located on the Properties based on a physical inspection of each Property by LTC;

			(vi)	LTC shall have received evidence acceptable to LTC
that each of the Properties is properly zoned for use as an assisted living facility;

			(vii)	LTC shall have received a corporate resolution of
Sterling's board of directors authorizing Sterling to enter into, deliver and perform all of the documents and instruments necessary to effect each of the sale and lease transactions contemplated in this commitment letter, which corporate resolution may cover multiple Properties;

			(viii) LTC shall have received a copy of the certificate of
occupancy with respect to each Property and a copy of Sterling's license to operate the assisted living facility located on each Property as a fully-
licensed assisted living facility in the State in which the applicable
Property is located, and having not less than the number of units specified for each Property in the Property Application Materials (defined above)
submitted to LTC in connection with the Property; and

			(ix)	LTC, at its option, shall have conducted with respect
to each Property, and be satisfied with the results of, such other standard due diligence as is customarily performed by LTC in connection with the acquisition of a fee interest in a property improved with an assisted living facility.

	5.	Lease Term.  Sterling and LTC contemplate that LTC will acquire each of the Properties, and lease them back to Sterling, at such time as the construction of the assisted living facility on each Property is completed, the certificate of occupancy and operator's license with respect thereto issued and all other pre-conditions to closing have been met with respect to said Property. As a result, the parties anticipate that the Properties will not all be acquired by LTC at one time, and Sterling's obligation to pay Minimum Rent and other charges under each Lease will commence concurrently with LTC's acquisition of the Property to which the Lease relates. Notwithstanding the fact that Sterling's rental obligations under the Leases of the Properties may commence on different dates, it is LTC's specific intention that the initial term of each Lease will terminate on December 31, 2008. Sterling shall have two consecutive five-year options to extend the
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term of all of the Leases; that is, Sterling shall only have the option to extend the term of any one of the Leases so long as Sterling exercises its option to extend the term of all of the Leases.

	6.	Minimum Rent.  The initial annual Minimum Rent for the first year of each Lease shall be an amount equal to the Specific Property Purchase Price paid by LTC (or its designee) for each Property multiplied by the sum of three hundred thirty (330) basis points plus the average interest rate on the ten-year Treasury Security for the five (5) business days prior to the third (3rd) business day prior to closing. Sterling shall pay an amount equal to one-twelfth (1/12) of the annual Minimum Rent applicable to each Property on the first day of each and every month during the term of the Leases without demand, abatement, set-off or notice. Commencing on the first anniversary of the rent commencement date for the first Lease to commence (the "Anniversary Date"), and continuing thereafter on each subsequent Anniversary Date during the initial term and each option term of the Leases, the Minimum Rent applicable to each of the Leases shall be increased in accordance with the provisions set forth in Exhibit "A" attached hereto and made a part hereof.

	7.	Rent During Option Periods.  The initial Minimum Rent for each of the option terms shall be the higher of: (i) the previous year's Minimum Rent amount increased by two percent (2%); or (ii) the fair market value rent as determined by independent appraisal process.

	8.	Triple Net Lease.  Sterling shall be responsible for all costs associated with the operation of the assisted living facilities located on the Properties, including, but not limited to, all property and other taxes, utilities, insurance premiums and costs to maintain the assisted living residences in good condition and repair, reasonable wear and tear excepted (collectively "Additional Charges"). Taxes shall include any and all taxes of any kind associated with the real or personal property constituting the assisted living facilities, including, but not limited to, taxes attributable to any period prior to acquisition of the Properties by Development.

	9.	Repair and Maintenance.  Sterling shall be responsible for
completing any and all work necessary to maintain each assisted living facility located on the Properties as an assisted living residence in good condition and repair, reasonable wear and tear excepted. In addition, at Sterling's sole cost and expense, Sterling shall complete all applications, give all notices and obtain and maintain all licenses, permits and approvals necessary or desirable to allow Sterling to operate the assisted living facilities located on the Properties in accordance with all legal and regulatory requirements.

	10.	Cross-Default.  Each Lease with respect to each Property shall be cross-defaulted with each of the other Leases of the Properties such that any default under any one Lease shall constitute a default under each other Lease.

	11.	Indemnity. Sterling shall fully indemnify and hold LTC harmless from and against any and all costs, losses, expenses, judgments, claims, fees (including reasonable attorneys' fees and costs) or damages of any kind or nature whatsoever arising from or relating to the assisted living facilities located on the Properties and the operation thereof, including, without limitation, all matters relating to (i) the presence of hazardous substances located on the Properties, (ii) compliance with or failure to comply with the provisions of the federal Americans with Disabilities Act, (iii) compliance with or failure to comply with the provisions of the Fair Housing Amendments Act of 1988, (iv) compliance with or failure to comply with the provisions of
Section 8 of the United States Housing Act of 1937, as amended, and any and all other matters whatsoever relating to the Properties, the assisted living
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facilities located thereon and the operation thereof.  Sterling's indemnification obligations set forth in this Paragraph shall survive the expiration or termination for any reason of this commitment letter.

	12.	Assignment and Subletting.  Sterling shall not be entitled to sublet or assign any one or more of the Leases without the prior written consent of LTC.

	13.	Closing Costs.  Concurrently with the closings of Development's and LTC's acquisitions of each of the Properties, Sterling shall be responsible to pay any and all closing costs in connection with the closing, including but not limited to all of LTC's attorneys' fees (which shall be a total of Fifteen Thousand Dollars ($15,000.00) for each complete transaction with respect to each Property contemplated in this commitment letter) and attorneys' expenses, recording fees, escrow fees, title fees, state and local transfer, mortgage or excise taxes in connection with the transfer of title, LTC's out-of-pocket costs in connection with the transaction and any and all other fees and costs in any way associated with the overall transaction with respect to each Property.

	14.	Physical Inspection.  As a precondition to the obligations of LTC under this commitment letter, LTC shall have the right to conduct a physical inspection of each assisted living facility on each Property, and LTC must be satisfied with the physical condition of each of the Properties after completion of the construction of the assisted living facilities thereon, in LTC's reasonable discretion.

	15.	Governing Law.  This commitment letter shall be governed by and interpreted under the internal laws of the State of California without resort to choice of law principles.

	16.	Commitment Fee.  Upon acceptance of this commitment, Sterling shall pay a commitment fee to LTC in the sum of one and one-third percent (1.333%), that is, Six Hundred Sixty-Five Thousand Dollars ($665,000.00) (the "Commitment Fee") relating to the transactions contemplated herein, said Commitment Fee amount to be paid as set forth below. This commitment letter and all of LTC's obligations hereunder shall expire on December 31, 1998; provided, however, that so long as Sterling has closed transactions under this commitment letter with LTC and/or its designated affiliate utilizing not less than Twenty-Five Million Dollars ($25,000,000.00) of the amount committed hereunder by no later than June 30, 1998, Sterling shall have the right to extend the expiration date of this commitment letter to March 31, 1999 by paying a non-refundable extension fee to LTC in an amount equal to fifty (50) basis points multiplied by the then unused amount of this commitment. The Commitment Fee shall be retained by LTC and shall not be refunded to Sterling under any circumstance whatsoever.

	The Commitment Fee shall be paid to LTC as follows: concurrently with the full execution of this commitment letter, Sterling shall deliver to LTC
(i) the cash sum of One Hundred Thousand Dollars ($100,000.00), and (ii) a promissory note in the original principal amount of Five Hundred Sixty-Five Thousand Dollars ($565,000.00) made by, and with full recourse to, Sterling and payable to LTC (the "Commitment Fee Note"). The Commitment Fee Note shall bear no interest and shall be payable in four (4) equal installments to be paid on the first day of each calendar quarter commencing on October 1, 1997. Sterling's failure to make any installment payment under the Commitment Fee Note when due shall constitute an event of default by Sterling under the Commitment Fee Note and under this commitment letter.

	In addition to the Commitment Fee referenced above, concurrently with
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the closing of each sale/leaseback transaction closed hereunder, Borrower shall pay to LTC a non-refundable additional commitment fee (the "Additional Commitment Fee") in an amount equal to one percent (1%) of the Specific Property Purchase Price for the property then being acquired by LTC. LTC shall have the option, in LTC's sole discretion, to cause the Additional Commitment Fee to be paid to LTC by withholding from the amount wired by LTC for the closing, the amount of the Additional Commitment Fee.

	SINCE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY LTC IN THE EVENT STERLING FAILS FOR ANY REASON TO CLOSE THE OVERALL TRANSACTIONS CONTEMPLATED IN THIS COMMITMENT
LETTER BY DECEMBER 31, 1998, THEN IN SUCH EVENT, UNLESS THIS COMMITMENT LETTER HAS BEEN EXTENDED IN ACCORDANCE WITH THE TERMS SET FORTH ABOVE, BORROWER'S COMMITMENT FEE AND, TO THE EXTENT PAID, BORROWER'S ADDITIONAL COMMITMENT FEE SHALL BE RETAINED BY LTC AS LIQUIDATED DAMAGES FOR THE TIME, EFFORT AND EXPENSES INCURRED BY LTC IN CONNECTION WITH THE TRANSACTION, LTC SHALL BE ENTITLED TO ENFORCE THE COMMITMENT FEE NOTE, AND STERLING SHALL ALSO BE OBLIGATED TO PAY LTC'S LEGAL FEES AND EXPENSES IN CONNECTION WITH THE TRANSACTIONS OF UP TO FIFTEEN THOUSAND DOLLARS ($15,000.00) FOR EACH OVERALL TRANSACTION WITH RESPECT TO EACH PROPERTY.

	IN THE EVENT THAT LTC FAILS TO CLOSE THE TRANSACTIONS CONTEMPLATED IN THIS COMMITMENT LETTER UPON TERMS CONSISTENT WITH THOSE PROVIDED HEREIN, AS A SOLE RESULT OF LTC'S BREACH OF ITS OBLIGATIONS HEREUNDER, THE SOLE OBLIGATION OF LTC SHALL BE TO REFUND ALL THERETOFORE PAID PORTIONS OF THE COMMITMENT FEE AND TO RETURN THE ORIGINAL COMMITMENT FEE NOTE TO STERLING, AND LTC SHALL THEREAFTER HAVE NO FURTHER OBLIGATIONS OR LIABILITIES TO STERLING OF ANY KIND OR NATURE WHATSOEVER HEREUNDER.

	Initials: LTC Properties, Inc./s/ WB Sterling House Corporation /s/ SV

	17.	Borrower's Acceptance.  Sterling must indicate its acceptance of the terms and conditions of this commitment by affixing its signature below. Unless LTC receives this accepted commitment in its Oxnard, California office on or prior to the fifth (5th) business day following the date of this letter, the terms hereof shall be null and void, and LTC shall not have any obligations or liabilities to Sterling of any kind or nature whatsoever. This commitment shall become effective only upon acceptance by LTC evidenced by the affixation of LTC's signature hereto.

	18.	No Financial Ratio Covenants.  The leases of the Properties shall not contain any covenants by Sterling regarding the existence or maintenance of any financial ratio (e.g. cash flow coverage ratios, etc.) With respect to the Properties or the assisted living facilities located thereon.

	19.	Facsimile Execution Binding.  The parties hereto specifically agree that this commitment letter may be executed by facsimile, and that facsimile signatures hereon shall be binding on the parties hereto as though they were original signatures.

	20.	Survival.  This commitment letter shall survive, and the
covenants, conditions and terms set forth herein shall continue, until the earlier of (i) December 31, 1998, at which time this commitment letter shall expire unless extended as set forth in Paragraph 16, above, or (ii) the date on which the sale of all of the Properties to LTC and the leases of all of the Properties from LTC to Sterling has been consummated.

	21.	Cancellation of Prior Commitment.  This commitment letter
supersedes and replaces that certain commitment letter between Sterling and
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LTC dated as of August 13, 1996, and said prior commitment letter is hereby terminated and of no further force and effect. Sterling and LTC hereby acknowledge and agree that all fees including without limitation, commitment fees and/or deposits, paid by Sterling to LTC in connection with said prior commitment shall be retained by LTC, and no such fees shall be refunded to Sterling or otherwise applied for the benefit of Sterling in any manner whatsoever.

	Please understand that, subject to the contingencies set forth above, this letter constitutes the commitment of Sterling and LTC to enter into the transactions described herein with respect to which LTC shall invest a total of Fifty Million Dollars and otherwise on the terms set forth above.

	Upon receipt of your original signature on this letter, LTC will immediately instruct counsel to prepare draft documents to evidence the transaction contemplated in this letter agreement.

						Very truly yours,


						LTC PROPERTIES, INC.,
						A Maryland corporation


						/s/ William McBride, III
						WILLIAM McBRIDE III,
						President and Chief Operating Officer



READ AND AGREED:


Sterling House Corporation


By: /s/ Steven Vick

Its:   President





















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